UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2007

Pipex Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-12584 (Commission File Number)	13-3808303 (IRS Employer Identification Number)

3930 Varsity Drive

Ann Arbor, MI 48108

(Address of principal executive offices) (Zip Code)

(734) 332-7800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Officers

On October 10, 2007, Pipex Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”) appointed Dr. David A. Newsome as its Chief Scientific Officer. Dr. Newsome is a pioneer in the field of degenerative diseases involving metal dyshomeostasis and is the inventor of the Registrant’s proprietary zinc-based moiety, zinc-monocysteine (“Z-monocys”).

Dr. Newsome previously practiced as an Ophthalmologist and Vireo-Retinal Surgeon at St. Luke’s Cataract and Laser Institute in Tarpon Springs, Florida during 2006 and 2007 after serving as President of the Retinal Institute of Louisiana in New Orleans, Louisiana for 14 years. Dr. Newsome also previously served from 1988 through 1995 as Clinical Professor of Ophthalmology of the Tulane University School of Medicine and Professor of Ophthalmology and Director of Clinical Research in Retinal Dystrophies and Degenerations at the Louisiana State University Eye Center of the Louisiana State University Medical Center School of Medicine from 1985 through 1988.

Dr. Newsome received his Bachelor of Arts degree from Duke University and his Doctor of Medicine degree from the College of Physicians and Surgeons of Columbia University.

In connection with his appointment as Chief Scientific Officer, the Registrant entered into a three year employment agreement with Dr. Newsome. The employment agreement provides that the Registrant will pay Dr. Newsome a $7,500 signing bonus and a base salary of $205,000 per year. The agreement also provides that Dr. Newsome is eligible for cash and non-cash bonuses at the end of each of the Registrant’s fiscal years during the term of the agreement at the discretion of the Registrant’s compensation committee as well as additional commission-based cash and stock bonuses during each fiscal year based on significant revenue-generating, out-licensing and merger and acquisition transactions initiated and completed by Dr. Newsome, again at the discretion of the compensation committee.

The employment agreement also provides that the Registrant shall, subject to stockholder approval of the Registrant’s 2007 Stock Incentive Plan, grant Dr. Newsome 150,000 stock options to purchase 150,000 shares of the Registrant’s common stock, exercisable at the fair market value of the Registrant’s common stock on the date of grant, with the options vesting quarterly in equal installments on each quarterly anniversary of the date of the employment agreement.

Other than the employment agreement and the granting of stock options pursuant to the employment agreement, there have been no transactions since the beginning of the Registrant’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Registrant was or is to be a party, in which the amount involved exceeds $120,000 and in which Dr. Newsome had or will have a direct or indirect material interest, except that on July 3, 2007 the Registrant entered into an exclusive license agreement with Dr. Newsome and David J. Tate, Jr. pursuant to which the Registrant licensed the rights for the manufacture, distribution and marketing of products based on Z-monocys. In addition, in January 2007, the Registrant paid Dr. Newsome and Mr. Tate $50,000 pursuant to a six month option agreement to exclusively license Z-monocys and also paid Dr. Newsome in January 2007 $10,000 in consulting fees.

Pursuant to the July 3, 2007 license agreement, the Registrant paid Dr. Newsome and Mr. Tate $65,000 and reimbursed them for past patent costs in the amount of $25,000. The Registrant also agreed to pay Dr. Newsome and Mr. Tate a royalty of 3% of the Net Sales from the sale of Licensed Product or the performance of Licensed Methods, all as defined the license agreement, and to make milestone payments totaling up to $1,400,000 dependent upon certain developmental and commercial milestones as described in the license agreement. These milestone payments are payable in shares of the Registrant’s common stock or cash. The Registrant filed with the Securities and Exchange Commission a Current Report on Form 8-K on July 10, 2007 that includes the license agreement as an exhibit.

There are no family relationships between Dr. Newsome and any other executive officer or director of the Registrant.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
10.1	Employment agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPEX PHARMACEUTICALS, INC.

Dated: October 15, 2007	By: /s/ Steve H. Kanzer Steve H. Kanzer Chairman and Chief Executive Officer